Exhibit 10.1

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”), effective as of August 30, 2017, amends certain provisions of that certain Employment Agreement (the “Agreement”), dated as of June 14, 2016, between Regional Management Corp., a Delaware corporation (the “Corporation”), and Peter R. Knitzer (“Executive”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement.

STATEMENT OF PURPOSE:

WHEREAS, the Corporation and Executive (collectively, the “Parties”) are parties to the Agreement and desire to amend the Agreement pursuant to Section 4.2(a) thereof in accordance with the terms set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and of the mutual commitments below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Section 2.5. Section 2.5 (“Benefits”) of the Agreement is hereby amended by adding new Section 2.5(e) (“Disability Insurance Premiums”) to Section 2.5:

“(e) Disability Insurance Premiums. The Corporation may, at its option, provide Executive with the opportunity to elect to include the amount of any disability insurance premiums paid by the Corporation pursuant to any disability insurance, plan, or policy provided by the Corporation to or for the benefit of Executive as taxable income to Executive. If Executive so elects, the Corporation shall pay to Executive an additional amount necessary to put Executive in substantially the same after-tax position that he would have been in had he not elected to include such disability insurance premiums in income (taking into account all federal, state, and local income and employment taxes due as a result of the inclusion of such disability insurance premiums in income). Payment of the additional amount, if any, shall be made to Executive in the same pay periods in which the disability insurance premiums are included in income.”

2. Termination for Disability. Section 2.7(e) (“Termination for Disability”) of the Agreement is hereby amended by deleting the existing language in the second sentence of Section 2.7(e) and inserting the following in lieu thereof, so that the second sentence of Section 2.7(e) hereby reads as follows:

“If Executive’s employment is terminated because of Executive’s Disability, the Corporation will pay to Executive an amount equal to Executive’s Salary in effect on the Termination Date and Average Bonus (determined as of the Termination

Date) for the Severance Period (that is, two times Salary and Average Bonus); provided, however, that such payment of Salary and Average Bonus will be reduced by the amount of any disability benefits paid to Executive pursuant to any disability insurance, plan, or policy provided by the Corporation; and provided, further, that in the event that any such disability insurance, plan, or policy pays disability benefits to Executive that are not subject to local, state, or federal taxation, the payment obligations of the Corporation set forth in this Section 2.7(e) will be reduced by an amount equal to the gross taxable amount that the Corporation would have been required to pay in order to yield the net, after-tax benefit that Executive actually received pursuant to the disability insurance, plan, or policy.”

3. Miscellaneous. Other than as set forth herein, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to Employment Agreement effective as of the date and year first above written.

EXECUTIVE	REGIONAL MANAGEMENT CORP.

/s/ Peter R. Knitzer	/s/ Brian J. Fisher
Peter R. Knitzer	Brian J. Fisher
Vice President, General Counsel, and Secretary

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